CERTIFICATE OF SECRETARY

     NORTHERN EMPIRE BANCSHARES


     I, Robert V. Pauley, Secretary of Northern Empire Bancshares, a California corporation, do hereby certify that at a meeting of the Board of Directors of the corporation, duly held on February 20, 1996, at which a quorum was present and acting throughout, the following resolutions were adopted and are now in full force and effect:

               "WHEREAS, pursuant to Section 2 of Article III of the Bylaws of this corporation, the Board of Directors may amend the section to change the fixed number of directors within the range of five (5) to nine (9), and the Board has determined to increase the number of directors within such range from six (6) to seven (7),

               "RESOLVED, that Section 2 of Article III of the Bylaws of this corporation is hereby amended to delete such Section in its entirety and to replace such Section with the following:

          'Section 2. Number and Qualification of Directors. The authorized number of directors shall not be less than five (5) nor more than nine (9) until changed by an amendment to this Bylaw adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The exact number of directors shall seven (7), until changed, within the limits specified above, by a bylaw amending this Section 2, duly adopted by the Board of Directors or by the shareholders.'

               "RESOLVED, FURTHER, that the Secretary of this corporation is hereby authorized and directed to certify copies of this amendment to the bylaws, to insert one certified copy in the corporation's minute book, and to keep one certified copy at the corporation's principal executive office where it shall be open to inspection by the shareholders at all reasonable times during office hours, as provided in Section 213 of the California Corporations Code."


     In witness whereof, I have hereunto set my hand and the seal of this corporation this 17th day of March, 1998.





                              Robert V. Pauley, Secretary